Exhibit 99.2

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE THREE MONTHS ENDED MARCH 31	
	2008	2007
Assets	$344,808	$322,358
Net loans	$244,293	$233,163
Securities	$66,387	$69,285
Deposits	$247,029	$253,531
Shareholders' equity	$37,147	$34,915
Net income	$1,002	$815
Earnings per share	$0.41	$0.33
Book value per outstanding share	$15.22	$14.18

KEY RATIOS

	AT OR FOR THE THREE MONTHS ENDED MARCH 31	
	2008	2007
Return on average assets	1.17%	1.02%
Return on average equity	10.89%	9.37%
Net interest margin (tax equivalent)	4.19%	4.40%
Net loans to deposits	98.89%	91.97%
Allowance for loan loss to total loans	1.09%	1.13%
Shareholders' equity to total assets	10.77%	10.83%
Efficiency ratio	62.55%	66.47%

DIRECTORS

Robert K. Baker
Ronald E. Holtman
J. Thomas Lang
Daniel J. Miller
Jeffery A. Robb, Sr.
Eddie L. Steiner
John R. Waltman
Chairman

EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer

Rick L. Ginther
President,
The Commercial & Savings Bank

Paul D. Greig
Chief Operations/Information Officer

Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER ENDING	TRADE PRICE HIGH	TRADE PRICE LOW	CLOSING PRICE	CASH DIVIDEND DECLARED
6/30/06	20.87	20.00	20.40	0.16
9/30/06	20.75	18.70	19.00	0.16
12/31/06	20.25	18.00	19.00	0.16
3/31/07	19.05	17.50	17.57	0.18
6/30/07	18.25	17.42	17.75	0.18
9/30/07	19.00	15.95	17.00	0.18
12/31/07	17.75	15.40	17.75	0.18
3/31/08	17.90	15.75	16.14	0.18

COMMON STOCK PERFORMANCE



HIGH
LOW
CLOSING PRICE
DOLLARS PER SHARE
22
21
20
19
18
17
16
15
JUN-06
SEP-06
DEC-06
MAR-07
JUN-07
SEP-07
DEC-07
MAR-08
QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

"Remember to call CSB for all your financial needs, whether to borrow, save or invest."

MARCH 31, 2008

QUARTERLY REPORT

CSB

CSB BANCORP, INC.

DEAR FELLOW SHAREHOLDER

We are pleased to report earnings for CSB Bancorp, Inc. are off to a good start in 2008 despite challenging economic times.

First quarter earnings of $1 million, or $0.41 per share were the highest of any quarter in over six years, and the highest first quarter in eight years. Much of the boost came from the sale of the Company's credit card portfolio. However, core earnings without this one-time source of revenue were $828 thousand and still the highest first quarter earnings in eight years.

We view these results as especially encouraging given the continued aggressive lowering of rates by the Federal Reserve, volatility and turmoil in the credit markets, and the somewhat soft economic conditions that generally exist in our market area.

The Company's loan portfolio continues to exhibit high credit quality. We finished the quarter with a very low level of nonperforming loans and no property held due to foreclosure activity. Only $22 thousand in loan balances were charged off during the quarter, and this amount was almost fully offset by recoveries. Securities held for investment and liquidity purposes also continue to perform as scheduled and retain high quality investment ratings.

The sub-prime mortgage crisis and housing woes remain prevalent topics in the news. As previously reported to you, CSB has not participated in lower quality mortgages commonly referred to as "sub-prime" and we do not hold such mortgages in our investment portfolio. CSB remains "well-capitalized" by Federal Reserve standards, with adequate liquidity to meet all foreseeable needs. Indeed, while you may have heard that some banks are tightening credit activities and may not have adequate funds to make new loans, CSB continues to seek and welcome new lending relationships.

Our sense is that general economic conditions may prove to be the single biggest challenge to core earnings growth in 2008. The nation's slowdown in new housing starts and general concerns about a recession appear to be having somewhat of a dampening effect on a number of businesses in our market. Some individuals, as well, may delay borrowings and shift to a more conservative financial posture until much of the broader economic difficulties and uncertainty abate.

However, the present market we serve is well diversified and our breadth of product lines affords the Company some degree of stability in times of turbulence. In addition, we continue to grow customer relationships in the greater Orrville area, where we opened a new banking center last year. We are also seeing opportunities to further expand the geographic boundaries of our lending, deposit and investment service activities. Difficult economic times generally provide opportunity for strong and well-positioned banks to grow, and we intend to capitalize on prudent growth opportunities as they become available.

We are pleased to enclose with this letter a dividend of $.18 per share for the first quarter of 2008.

Thank you for being a shareholder of CSB Bancorp, Inc., and we hope you can attend the annual shareholders' meeting on April 23, 2008 at 7:00 p.m. in Walnut Creek, Ohio.

Sincerely,

EDDIE L. STEINER	**JOHN R. WALTMAN**
President and CEO	*Chairman*
CSB Bancorp, Inc.	*CSB Bancorp, Inc.*

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	MARCH 31	
	2008	2007
ASSETS:		
Cash and due from banks	$10,486	$10,225
Federal funds sold	14,300	—
Securities	66,387	69,285
Net loans	244,293	233,163
Premises & equipment, net	7,235	7,439
Other assets	2,107	2,246
TOTAL ASSETS	**$344,808**	**$322,358**
LIABILITIES:		
Deposits	$247,029	$253,531
Securities sold under agreements to repurchase	22,604	21,588
Short-term borrowings	2,000	3,100
Other borrowings	33,876	7,325
Other liabilities	2,152	1,899
TOTAL LIABILITIES	**$307,661**	**$287,443**
SHAREHOLDERS' EQUITY:		
Common stock	$16,674	$16,674
Additional paid-in capital	6,455	6,439
Retained earnings	18,553	16,619
Treasury stock	(4,713)	(4,348)
Accumulated other comprehensive income (loss)	178	(469)
TOTAL SHAREHOLDERS' EQUITY	**$37,147**	**$34,915**
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	**$344,808**	**$322,358**

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	THREE MONTHS ENDED MARCH 31	
	2008	2007
INTEREST INCOME:		
Interest and fees on loans	$4,413	$4,314
Interest on securities	849	819
Other interest income	22	13
TOTAL INTEREST INCOME	5,284	5,146
INTEREST EXPENSE:		
Interest on deposits	1,428	1,553
Other interest expense	476	338
TOTAL INTEREST EXPENSE	1,904	1,891
Net interest income	3,380	3,255
Provision for loan losses	107	78
Net interest income after provision for loan losses	3,273	3,177
Noninterest income	955	646
Noninterest expense	2,728	2,619
Net income before federal income taxes	1,500	1,204
Federal income tax provision	498	389
NET INCOME	**$1,002**	**$815**
EARNINGS PER SHARE	**$0.41**	**$0.33**